Exhibit (h)(3)(b)(ii)

SCHEDULE A

to the

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund1

Fund	Expense Limitation[2]	Effective Date	Expiration Date
Pacific Dynamix – Conservative Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2021	April 30, 2022
Pacific Dynamix – Moderate Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2021	April 30, 2022
Pacific Dynamix – Growth Portfolio	0.59% for Class I 0.39% for Class P	April 30, 2021	April 30, 2022

Effective: April 30, 2021

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

1 The Pacific Dynamix Underlying Funds currently have no expense limitations in place.

2 Maximum operating expense limit as a percentage of average net assets.